UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SCPIE HOLDINGS INC.

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(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com	(Media)	Howard Bender SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com

ISS RECOMMENDS VOTING FOR ALL SCPIE NOMINEES; GLASS LEWIS ALSO ENDORSES ENTIRE SCPIE SLATE; STILWELL NOMINEES LABELED INEXPERIENCED AND THEIR PLAN NOT IN THE INTERESTS OF SHAREHOLDERS

Los Angeles, California – June 12, 2006 – SCPIE Holdings Inc. (NYSE: SKP) announced today that the independent proxy advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis & Co., have both separately recommended that SCPIE’s stockholders vote the WHITE proxy card for the Company’s slate of nominees, Kaj Ahlmann, Willis T. King, Jr. and Elizabeth Murphy, at this year’s annual meeting of stockholders set for June 22, 2006. These advisory firms’ recommendations are considered by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

“We are pleased that ISS and Glass Lewis recommend that SCPIE stockholders vote FOR SCPIE’s director nominees on the WHITE proxy card,” said Donald J. Zuk, SCPIE President and Chief Executive Officer. “We view their recommendations as a strong endorsement of our three candidates, and as a setback for the Stilwell Group’s efforts to get their nominees elected.”

In its analysis, ISS stated the following about SCPIE and the dissident Stilwell Group:

“Based on our evaluation, all management nominees have more insurance industry experience than the dissident nominees. We note that all three management nominees have spent most or all of their professional careers in the insurance industry. In contrast, the Stilwell group has legal background and experience that encompasses serving on the boards of two medical malpractice companies over the past four years. Given the need for insurance expertise to help maintain the positive momentum for the company, management’s nominees provide more relevant experience.”

“Overall, management has taken positive steps to improve board composition and has managed a turnaround. Management also admits to have learnt from past mistakes to grow rapidly, and indicated its commitment to be careful in its future growth plan. Further, management’s nominees offer more relevant expertise to the board. Based on these factors, we believe the election of the dissident slate is not warranted at this time.”

In its analysis, Glass Lewis stated the following about SCPIE and the dissident Stilwell Group:

“[G]iven the positive results of the Company’s turnaround strategy, we believe SCPIE’s current success undermines the central premise of Stilwell’s rationale. Stilwell states the Company should focus on its core franchise and concentrate on the California professional liability insurance market. We believe the Company has largely heeded the advice…Moreover, we believe the current board and management have demonstrated the operational capacity to execute this strategy.”

“[T]he Dissidents have not presented a plan for improvement that, in our opinion, substantially differs from the Company’s current strategy. As such, in the absence of a superior plan, we believe shareholders should support the Company’s nominees and allow management to stay the course and complete the turnaround.”

“We note the Dissidents have also suggested that the Company return earnings to shareholders through dividends and stock repurchases. In our opinion, this would not be in the interests of shareholders at this time as the financial resources necessary to effect such a transaction would be better used to improve the Company’s capital adequacy ratios.”

“Further, we note Dissident nominees Schneider and Noonan have little discernable insurance experience…In contrast, we note Company nominees Ahlmann and Murhpy possess extensive insurance industry knowledge and experience…As such, we believe the knowledge and industry specific expertise of the Company’s nominees would better serve SCPIE going forward.”

About SCPIE Holdings

SCPIE Holdings Inc. is a leading provider of healthcare liability insurance for physicians, oral and maxillofacial surgeons, and other healthcare providers, as well as medical groups and healthcare facilities. Since the company was founded in 1976, it has carved out a significant niche in the insurance industry by providing innovative products and services specifically for the healthcare community.

Important Additional Information Filed with the SEC

On May 8, 2006, SCPIE filed a definitive proxy statement with the SEC and mailed it to SCPIE’s stockholders. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT SCPIE HAS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Security holders are able to obtain a free copy of the proxy statement and other related documents filed by SCPIE at the SEC’s website at www.sec.gov. SCPIE’s proxy statement and other related documents may also be obtained from SCPIE free of charge by contacting SCPIE’s Communications Department at (310) 551-5942.

LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON MAY 8, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov. SINCE SUCH DATE, WILLIAM A. RENERT, M.D. SOLD 1,895 SHARES OF SCPIE’S COMMON STOCK ON MAY 12, 2006.

Forward-Looking Statements

In addition to historical information, this news release contains forward-looking statements that are based upon the SCPIE’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Forward-looking statements include statements herein regarding SCPIE’s upcoming annual meeting of stockholders. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by SCPIE or any other person that SCPIE’s objectives or plans will be realized.